As filed with the Securities and Exchange Commission on January 20, 2022

Registration No. 333-232975

Registration No. 333-196671

Registration No. 333-182095

Registration No. 333-151358

Registration No. 333-110378

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-232975

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-196671

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-182095

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-151358

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-110378

UNDER

THE SECURITIES ACT OF 1933

MARLIN BUSINESS SERVICES CORP.

(Exact name of registrant as specified in its charter)

Pennsylvania	38-3686388
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

300 Fellowship Road

Mount Laurel, New Jersey 08054

(Address of principal executive offices, including zip code)

Marlin Business Services Corp. 2019 Equity Compensation Plan

Marlin Business Services Corp. 2014 Equity Compensation Plan

Amendment 2012-1 to the Marlin Business Services Corp. 2003 Equity Compensation Plan, As Amended

Marlin Business Services Corp. 2012 Employee Stock Purchase Plan

Marlin Business Services Corp. 2003 Equity Compensation Plan

Marlin Business Services Corp. 2003 Employee Stock Purchase Plan

(Full title of the plans)

Michael R. Bogansky

Marlin Business Services Corp.

Chief Financial Officer & Senior Vice President

300 Fellowship Road

Mount Laurel, New Jersey 08054

(Name and address of agent for service)

(888) 479-9111

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements of Marlin Business Services Corp., a Pennsylvania corporation (the “Registrant”), on Form S-8, in each case as amended by any post-effective amendments thereto (collectively, the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister any and all shares of the Registrant’s common stock, par value $0.01 per share (the “Registrant’s Common Stock”), registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof:

•

Registration Statement No. 333-232975, filed with the SEC on August 2, 2019, registering a total of 1,092,522 shares of the Registrant’s Common Stock, consisting of: 826,036 shares available for issuance under the Registrant’s 2019 Equity Compensation Plan, plus up to an additional 266,486 shares that would become available under such plan if grants of restricted stock and restricted stock units made between December 31, 2018 and May 30, 2019 under the Registrant’s 2014 Equity Compensation Plan are forfeited;

•

Registration Statement No. 333-196671, filed with the SEC on June 11, 2014, registering a total of 1,200,000 shares of the Registrant’s Common Stock under the Registrant’s 2014 Equity Compensation Plan;

•

Registration Statement No. 333-182095, filed with the SEC on June 13, 2012, registering a total of 990,000 shares of the Registrant’s Common Stock, consisting of (i) 140,000 shares under the Registrant’s 2012 Employee Stock Purchase Plan, and (ii) 850,000 shares under the Amendment 2012-1 to the Registrant’s 2003 Equity Compensation Plan, As Amended;

•

Registration Statement No. 333-151358, filed with the SEC on June 2, 2008, registering a total of 1,200,000 shares of the Registrant’s Common Stock under the Registrant’s 2003 Equity Compensation Plan; and

•

Registration Statement No. 333-110378, filed with the SEC on November 10, 2003, registering a total of 2,300,000 shares of the Registrant’s Common Stock, consisting of (i) 2,100,000 shares under the Registrant’s 2003 Equity Compensation Plan, and (ii) 200,000 shares under the Registrant’s 2003 Employee Stock Purchase Plan.

On January 20, 2022, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 18, 2021, by and among the Registrant, Madeira Holdings, LLC, a Delaware limited liability company (“Parent”), and Madeira Merger Subsidiary, Inc., a Pennsylvania corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), Merger Sub was merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a wholly owned subsidiary of Parent. As a result of the Merger, the Registrant is now a wholly owned subsidiary of Parent.

These Post-Effective Amendments are being filed as a result of the Merger. The Registrant, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all shares of the Registrant’s Common Stock registered but unsold or otherwise unissued under the Registration Statements as of the date hereof. This filing is made in accordance with an undertaking made by the Registrant in Part II of each Registration Statement to remove from registration, by means of post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mount Laurel, State of New Jersey, on this 20th day of January, 2022.

MARLIN BUSINESS SERVICES CORP.

By:	/s/ Michael R. Bogansky
Michael R. Bogansky
Chief Financial Officer & Senior Vice President

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.